Exhibit 10.58

Option No.:

CUBESMART
2007 EQUITY INCENTIVE PLAN
(AS AMENDED AND RESTATED, EFFECTIVE JUNE 2, 2010)

NONQUALIFIED SHARE OPTION AGREEMENT

CubeSmart, a Maryland real estate investment trust (the “Company”), grants an option to purchase common shares of beneficial interest, $.01 par value, (the “Shares”) of the Company to the Optionee named below.  The terms and conditions of the option are set forth in this cover sheet, in the attachment, and in the Company’s 2007 Equity Incentive Plan (the “Plan”).

Grant Date:
Name of Optionee:
Number of Shares Covered by Option:
Option Price per Share:  $
Vesting Start Date:

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Optionee:
Name:

Company:
Name:

Attachment

This is not a share certificate or a negotiable instrument.

CUBESMART 2007 EQUITY INCENTIVE PLAN
NONQUALIFIED SHARE OPTION AGREEMENT

Nonqualified Share Option	This option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting

This option is only exercisable before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested Shares not less than 100 Shares, unless the number of Shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.

Your right to purchase Shares under this option vests as to one-third (1/3) of the total number of Shares covered by this option, as shown on the cover sheet, on each of the first three anniversaries of the Vesting Start Date (each an “Anniversary Date”), provided you then continue in Service to such Anniversary Date. The resulting aggregate number of vested Shares will be rounded to the nearest whole number, and you cannot vest in more than the number of Shares covered by this option.

The resulting aggregate number of vested Shares will be rounded to the nearest whole number, and you cannot vest in more than the number of Shares covered by this option.

If upon a “Change in Control” (as defined in the Plan), the continuing business entity or the successor business entity fails to assume or replace the unvested options with rights of equivalent value, your right to purchase Shares under this option will become fully vested upon such Change in Control.

If upon a “Change in Control” (as defined in the Plan), the continuing business entity or the successor business entity assumes or replaces the unvested options with rights of equivalent value, and during the one-year period following such “Change in Control,” the continuing business entity or the successor business entity, as applicable, terminates your employment without “Cause,” or if you terminate your employment for “Good Reason,” your right to the Shares under this Restricted Share Unit Agreement will become fully vested upon such termination of your employment,

If the Company terminates your employment without “Cause,” or if you terminate your employment with the Company for “Good Reason,” any unvested Shares shall continue to vest on the same basis as if you had continued in service to the applicable vesting dates.  For purposes of this Agreement, the term “Cause”, shall have the meaning assigned to it in the Plan. “Good Reason” shall have the meaning assigned to it in any Employment Agreement between you and the Company or in the absence of such agreement, then as defined in any applicable Company Executive Severance Plan.

Other than pursuant to the terms of this Agreement or of any applicable Employment Agreement between you and the Company, no additional Shares will vest after your status as a Participant under the Plan has terminated for any reason.

Term

Your option will expire in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, as shown on the cover sheet. Your option will expire earlier if your Service terminates, as described below.

Regular Termination

If your employment terminates for any reason, other than death, Disability, Cause, Change in Control or Retirement, then your option expires on the earlier of (a) the remaining term of your option, or (b) at the close of business at Company headquarters on the 90th day after your termination date.

Termination for Cause	If your employment is terminated for Cause, then you immediately forfeit all rights to your option and the option immediately expires.

Death

If your employment terminates because of your death, then your option shall become fully vested and will expire on the earlier of (a) the remaining term of your option, or (b) at the close of business at Company headquarters on the date twelve (12) months after the date of death. During the applicable period described in the preceding sentence, your estate or heirs may exercise your option.

In addition, if you die during the 90-day period described in connection with a regular termination (i.e., a termination of your Service not on account of your death, Disability, Change in Control, Retirement or Cause), and a vested portion of your option has not yet been exercised, then your option will instead expire on the earlier of (i) the remaining term of your option, or (ii) the date twelve (12) months after your termination date. In such a case, during the applicable period described in the preceding sentence, your estate or heirs may exercise the vested portion of your option.

Disability

If your employment terminates because of your Disability, then your option shall become fully vested and will expire at the close of business at Company headquarters on the earlier of (a) the remaining term of your option, or (b) the date twelve (12) months after your termination date.

Leaves of Absence

For purposes of this option, your employment does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued employment crediting is required by applicable law. However, your employment will be treated as terminating 180 days after your employee leave commences, unless your right to return to active work is guaranteed by law or by a contract. Your employment terminates in any event when the approved leave ends unless you immediately return to active work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your employment terminates for all purposes under the Plan.

Retirement

If you terminate your employment with the Company after you have reached age 55 and completed 10 or more years of continuous service with the Company (“Retirement”), any unvested options shall continue to vest on the same basis as if you had continued in service to the applicable vesting dates.  Your option will expire on the later of twelve (12) months after the date of (i) your termination of employment because of Retirement, or (ii) your last vesting hereunder, but in no event later than the remaining term of your option.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many Shares you wish to purchase (in a parcel of at least 100 Shares generally). Your notice must also specify how your Shares should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of	When you submit your notice of exercise, you must include payment of the option price

Payment

for the Shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

•                                          Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

•                                          Shares which have already been owned by you for more than six months and which are surrendered to the Company. The value of the Shares, determined as of the effective date of the option exercise, will be applied to the option price.

•                                          By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes (if approved in advance by the Compensation Committee of the Board if you are either an executive officer or a director of the Company).

Withholding Taxes

You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Shares acquired under this option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of Shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.

Transfer of Option

During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid and expire. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your option in any other way.

Retention Rights

Neither your option nor this Agreement gives you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity. The Company (and any parent, Subsidiaries or Affiliates) reserves the right to terminate your Service at any time and for any reason.

Repayment

If it is determined by the Board that your gross negligence, intentional misconduct or fraud caused or partially caused the Company to have to restate all or a portion of its financial statements, the Board, in its sole discretion, may, to the extent permitted by law and to the extent it determines in its sole judgment that it is in the best interests of the Company to do so, require repayment of any Shares delivered to you pursuant to this Agreement or to effect the cancellation of unvested Shares.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option’s Shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your share certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Adjustments

In the event of a split, a dividend or a similar change in the Shares, the number of Shares covered by this option and the option price per Share shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. Your option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Section 280G Adjustments

Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section 5.5 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).  Any such reduction shall be made by the Compensation Committee in its sole discretion consistent with the requirements of Section 409A of the Code. Any determination required under this Section, including whether any payments or benefits are parachute payments, shall be made by the Compensation Committee in its sole discretion.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this option, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Optionees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this option grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact Doug Tyrell (dtyrell@cubesmart.com) to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.